Exhibit 2

Bogotá D.C., July 16, 2010

Republic of Colombia

Ministry of Finance and Public Credit

Carrera. 7A, No. 6-45, Piso 1

Bogotá D.C., Colombia

Ladies and Gentlemen:

In my capacity as Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia (the “Republic”), and in connection with the Republic’s offering, pursuant to its registration statements under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), filed by the Republic with the United States Securities and Exchange Commission (the “Commission”) on February 28, 2007 (Registration Statement No. 333-140947), as amended, and on January 23, 2009 (Registration Statement No. 333-156913), as amended (collectively, the “Registration Statement”), of Ps.938,780,000,000 aggregate principal amount of the Republic’s 7.75% Global TES Bonds due 2021 (the “Securities”), I have reviewed the following documents:

(i) the Registration Statement and the related Prospectus dated April 14, 2009 included in the Registration Statement most recently filed with the Commission, as supplemented by the Prospectus Supplement dated July 12, 2010 relating to the Securities, as first filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act;

(ii) an executed copy of the Fiscal Agency Agreement dated as of September 28, 1994, as amended by Amendment No. 1 thereto dated as of January 21, 2004 (as amended, the “Fiscal Agency Agreement”), between the Republic and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.);

(iii) the global Securities dated July 16, 2010 in the principal amount of Ps.938,780,000,000, executed by the Republic;

(iv) an executed copy of the Authorization Certificate dated July 16, 2010 pursuant to which the terms of the Securities were established;

(v) all relevant provisions of the Constitution of the Republic and the following acts, laws and decrees of the Republic, under which the issuance of the Securities has been authorized:

(a) Law 80 of October 28, 1993 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(b) Law 533 of November 11, 1999 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(c) Law 185 of January 27, 1995 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(d) Law 781 of December 20, 2002 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-109215 and incorporated herein by reference); and

(e) Decree No. 2681 of December 29, 1993 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(f) External Resolution No. 3 dated April 8, 2009 of the Board of Directors of the Central Bank of Colombia (a translation of which has been filed as part of Exhibit 2 to Amendment No. 3 to the Republic’s 2007 Annual Report on Form 18-K and incorporated herein by reference);

(g) Law 1366 of December 21, 2009 (a translation of which has been filed as part of Exhibit 3 to Amendment No. 2 to the Republic’s 2008 Annual Report on Form 18-K and incorporated herein by reference);

(h) CONPES 3662 DNP: SC-DEE MINHACIENDA dated May 10, 2010 (a translation of which is attached as Exhibit A hereto); and

(i) Authorization by Act of the Comisión Interparlamentaria de Crédito Público adopted at its meeting held on May 19, 2010 (a translation of which is attached as Exhibit B hereto); and

(vi) the following additional act of the Republic under which the issuance of the Securities has been authorized: Resolution No. 1923 of July 9, 2010 of the Ministry of Finance and Public Credit (a translation of which is attached as Exhibit C hereto).

It is my opinion that under and with respect to the present laws of the Republic, the Securities have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof pursuant to the Fiscal Agency Agreement, constitute valid and legally binding obligations of the Republic.

I hereby consent to the filing of this opinion as an exhibit to the Republic’s Amendment No. 3 to its Annual Report on Form 18-K for its Fiscal Year ended December 31, 2008 and to the use of the name of the Head of the Legal Affairs Group of the General Directorate of Public Credit of the Ministry of Finance and Public Credit of the Republic under the caption “Validity of the Securities” in the Prospectus and under the heading “General Information—Validity of the Bonds” in the Prospectus Supplement referred to above. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ CAMILA MERIZALDE ARICO
CAMILA MERIZALDE ARICO
Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia

EXHIBIT A

Conpes Document Council of Economic and Social Policy Republic of Colombia National Planning Department

FAVORABLE OPINION GIVEN TO THE NATION TO ISSUE EXTERNAL

BONDS OR CARRY OUT TRANSACTIONS RELATED TO EXTERNAL PUBLIC

CREDIT FOR USD $ 800 MILLION OR ITS EQUIVALENT IN OTHER

CURRENCIES, IN ORDER TO FINANCE BUDGETARY APPROPRIATIONS

FOR FY2011

National Planning Department: SC-DEE

Ministry of Finance and Public Credit

Approved Version

Bogotá D.C., May 10, 2010

Summary

This document is presented to the consideration of the National Council on Economic and Social Policy (CONPES) to issue its favorable opinion so that the Nation may issue External Bonds or carry out transactions related to public external credit up to an amount of US $ 800 million or its equivalent in other currencies to finance budgetary appropriations for FY 2010 and/or pre-finance budgetary appropriations for FY2011.

The above is intended to allow the Nation enough leeway to turn to different financing sources to maintain a strong cash flow during 2010 to face the uncertainty prevailing in the international markets and start the pre-financing for FY2011. Besides, with this requested authorization the Colombian Government might turn to international markets on a timely and wide basis and meet its strategic goal to build liquid and efficient curves.

Classification: L271

Keywords: External Bonds, Financing, Nation, International, Issuance, Budgetary Requirements

Contents

I.	INTRODUCTION	4

II.	BACKGROUND	4

III.	JUSTIFICATION	5

IV.	GOALS	10

V.	RECCOMENDATIONS	11

I.	INTRODUCTION

Pursuant to provisions of paragraph 2 of Article 41 of Law 80 and Articles 18, 19 and 40 of Decree 2681 of 1993, this document is presented to the consideration of the National Council of Economic and Social Policy – CONPES – to obtain the favorable opinion so that the Nation – Ministry of Finance and Public Credit – may carry out public external credit transactions through the international capital markets and the commercial banking up to an amount of US $ 800 million or its equivalent in other currencies to finance priority budgetary appropriations for FY2010 and/or pre-finance budgetary appropriations for FY2011.

On the other hand, it is necessary to make clear that this application is made under Law 1366 of December 21, 2009, whereby the authorizations conferred to the National Government are enhanced to enter into public external and domestic transactions as well as other transactions that are assimilated to the foregoing ones and other provisions are taken (Law of Indebtedness of the National Government).

II.	BACKGROUND

By means of CONPES Document 3642 of February 15, 2010, the Nation received favorable opinion to finance budgetary appropriations for FY2010 up to an amount of US $ 800 million or its equivalent in other currencies. Based on such a quota, the Nation carried out the following transactions in the international markets, which characteristics are detailed below:

Issuance for 2021 TES Global Bond

On April 7, 2010, the Nation issued a new Global TES Bond, denominated in Colombian Pesos and payable in US Dollars at an 11-year term due in 2021, for a face value of COP $ 1.5 trillion (equivalent to about US $ 800 million). Total offers were received for about 4.6 times the face amount to be issued and counted with the participation of 158 accounts mainly from the US market and European markets.

It is worth highlighting that with this transaction the external financing was completed with the bond component for 2010 directed at raising in US $ 500 million and there was a substitution of disbursements from multilateral agencies for an amount of US $ 300 million which were contemplated in the Financial Plan for FY2010.

The bond due on April 14, 2021 with a 7.75 % coupon was issued at par and its yield was lower in 83 basis points compared to local TES Bond due on July 24, 2020. The coupon of the new TES Global Bond due in 2021 remains within the minimum historical levels of placement made by the Nation and is the lowest of placements of Global TES Bonds the Nation has made so far. It is important to note that Colombia has not participated in Global TES Bonds primary market since 2007.

With this new issuance, the Nation maintained its strategic goal to build more liquid and efficient performance curves by renewing reference bonds, maintain the relevance of the Global TES Bonds as an international benchmark for bonds denominated in COP $ and payable in US dollars and keep an appropriate composition debt with a major percentage denominated in COP $.

Table 1

Issuance conditions of Global TES Bond due in 2021

Face amount in COP $	COP $1,528,831,000,000

Face amount in US Dollars	US $799,986,918

Exchange Rate	Market Representative Rate 1,911.07 (MRR)

Due date	April 14, 2021

Coupon	7.75% (first payment of coupon on April 14, 2011)

Frequency of Coupon Payments	Yearly

Day Count	Real/365

Yield	7.75%

Price	100%

Spread vs. Local TES	83 basis points

Benchmark Instrument	Local TES due in 2020

Benchmark Rate	8.58%

Applicable Law	New York Law

Structure	Full Payment of Principal on Maturity Date

Underwriters	Credit Suisse Securities (USA) and Deutsche Bank Securities Inc.

III.	JUSTIFICATION

After of the crisis faced by the world financial markets at the end of 2008 and the volatility experienced during 2009 because the uncertainty about its duration and startup of the recovery process (which in turn impacted positively on external bonds as an alternative source of financing1), the international markets started year 2010 with more favorable prospects in terms of recovery, liquidity and world economic growth.

[1]	It is estimated that in 2009 emerging countries issued about USD $ 207.9 billion, while in 2008 emissions totaled USD $ 83.5 billion. This figure is also greater than the amounts issued in 2006 (USD $ 170 billion) and 2007 (USD $ 168.2 billion). Colombia is one of the countries that not only found space in the international capital markets to finance their 2009 needs but to anticipate the 2010 term resources as well. Likewise, domestic companies such as Ecopetrol (USD $ 1.5 billion) and EPM (USD $ 500 million) were able to enter the market with high demand on the part of investors and attractive financial terms.

Since the beginning of the year 2010 a gradual improvement of consumption indicators has been seen; the same is valid for labor and financial conditions in the United States which accompanied by the maintenance of fiscal and monetary stimuli have proved to be decisive in the consolidation of economic recovery.2

Chart 1

Treasures Rates vs. FED Rates

Source: Bloomberg. Figures as of May 5, 2010

[2]	Annualized quarterly real GDP growth for the period January - March was 3.2%; consumer confidence has increased from 52.5 to 57.9 in April and the annual quarterly consumption increased from 1.6% to 3.6% in the first quarter of the year. However, unemployment stands at 9.7% with closing date as of March.

Despite the positive correction in the indicators of activity starting turning visible in this country and in the global economy in general, there are dark concerns from the European Union, especially about countries with big accumulated fiscal deficits and high percentages of debt relative to countries’ GDP, specially Greece, Spain, Portugal, Italy and Ireland. Until last year, these countries had managed to finance its imbalances in the international market without major inconvenience.

The deterioration of the fiscal and growth indicators of said economies and the perception of lack of transparency in the published figures have begun to affect their ability to finance and are putting at risk the ability to meet its debt amortizations by 2010. Any event in this area could affect the stability of the Euro area, its currency and provoke a contagion to other emerging economies increasing the spreads and risk avoidance by international investors. The favorable trend of credit spreads of emerging economies prevailing by early 2010 has been reduced because of the volatility caused by the uncertainty. It is related to the doubtful effectiveness of aid package aimed to such countries recently announced by the European Union and the IMF.

Chart 2

CDS3 at 5 years in European Countries

Source: Bloomberg. Figures as May 5, 2010

Even under this scenario, Latin American countries are still being generally perceived as attractive investment options. The effects of the crisis caused by doubts about Greece repayments and potential contagion to Spain, Portugal, Ireland and Italy are still present in the region. International investors have differentiated among the assets in emerging countries, Latin America and Europe, given the improvement in the external vulnerabilities in Latin America in recent years with less dependence on external financing, the moderate impact of the crisis in the region and positive versus fast expectation of recovery in growth and other economic indicators.4

[3]	Credit Default Swap, pertaining to credit derivatives is a bilateral contract in which a party (protection buyer) pays a periodic amount to another (protection seller) in exchange for receiving a payment, which will only occur with an credit event (e.g. non-payment, bankruptcy or entry in arrears, obligation to Declaration of bankruptcy, restructuring, etc.) related to the reference entity or benchmark asset.
[4]	According to IMF mid-term projections for 2010, the region would grow at 2.9 % and at 4.0 % in 2010.

The perception of risk in countries such as Brazil, Colombia, Perú and México in the international capital markets has remained steady despite the downgrading of risk rating of Greece, Spain and Portugal and offers the possibility to have access to financing in US Dollars at spreads similar to early 2010.

Chart 3

EMBI Plus5 Behaviour

Fuente: Bloomberg. Figures as of May 5, 2010

[5]	EMBI plus is an index calculated by JP Morgan which averages the spreads on US Treasures of US-Denominated bonds of several countries from the so-called emerging markets with amounts of at least US $ 500 million and also comply with the criterion of liquidity in the secondary market.

Therefore, it is important to count with the necessary authorizations6 so that the Nation - Ministry of Finance and Public Credit - may take advantage of any window of opportunity presented in the international capital markets in case the substitution of proceeds from the sources foreseen the Financial Plan for FY2010 and/or prefinance for FY2011. Additionally, it must be required to replace proceeds among the sources foreseen in the Financial Plan of FY2010 and/or to pre-finance FY2011. Besides, it must be taken into account that the windows of opportunity could be reduced in 2010 because it is an election year in Colombia, which causes uncertainty to investors.

It should be noted that this authorization complies with the requirements of Article 40 of the Decree 2681 of 1993: i) Adequacy of the operation of Government policies in matters of public credit, and ii) conformity with the operation of the macro-economic program and the financial plan.

IV. GOALS

The recent operation of Global TES Bonds issuance in international capital markets completed the placement of external bonds target at US $ 500 million in the Financial Plan and demonstrated the growing appetite of investors for Colombian external debt certificates at historically low rates.

In recent years the Nation has been anticipating to possible external and internal contingencies, making a proactive management of proceeds for financing and pre-financing, with positive results in terms of financial conditions and international market perception.

In addition to the above, various factors motivate the Nation to seek the necessary authorizations to carry out the external financing with bonds, including: i) the importance of maintaining a strong cash position in 2010 given the prevailing uncertainty in international markets, and ii) the importance of starting pre-financing for FY2011. On this particular issue, according to preliminary calculations, the amortizations and interests on external debt in 2011 would amount up to US $ 3.250 billion. Traditionally the Nation has maintained a proactive management to ensure resources for servicing the external debt of the next year during the current fiscal year in anticipation to adverse changes in market conditions.

[6]	The Ministry of Finance and Public Credit is currently managing the respective authorizations before the Inter-Parliamentary Commission of Public Credit and the CONPES according to requirements of Decree 2681 of 1993. There is a decision from the Board of Directors of the Central Bank (Banco de la República) in this regard, which by means of External Resolution No. 3 of 2009 of the Central Bank defined financial conditions to which the Nation must be subject to place external public debt certificates in the international capital markets to finance budgetary appropriations for FY2010.

Table 2

Financial Plan 2010

Fuentes	$	MM	44.193
Desembolsos			30.658
Externos		(USD 2.250 mill	4.609
Bonos		(USD 500 mill)	1.024
Multilaterales y Otros		(USD 1.750 mill	3.585
Internos			26.049
TES			26.033
Convenidas			6.500
Subastas			13.033
Forzosas			6.500
Sentencias			—
Otros			16

Deuda Flotante			1.142

Ajustes por Causación			447

Utilidades Banco República			—

Disponibilidad inicial			7.207
En dólares		(USD 2.614 mill	5.355
Prefinanciamiento		(USD 2.000 mill	4.097
Otros		(USD 614 mill)	1.413
En pesos			1.852
Otros			4.740
Otros			340
Privatizaciones			4.400

Usos	$	MM	44.193
Déficit			24.085
Del cual, intereses externos		(USD 2.050 mill	4.199
Del cual, intereses internos			11.970

Amortizaciones			17.841
Externas		(USD 1.643 mill	3.365
Internas			14.476

Operaciones de Tesorería			1.392

Disponibilidad Final			875

Sources: Directorate of Macroeconomic Policy – Ministry of Finance and Public Credit

V.	RECOMMENDATIONS

The Ministry of Treasury and the National Planning Department recommend to the CONPES:

To issue a favorable opinion so that the Nation may issue external bonds to finance budgetary appropriations for FY2010 and/or to pre-finance budgetary appropriations for FY2011, in the amount of US $ 800 million or its equivalent in other currencies.

EXHIBIT B

MEMORANDUM

6.0.0.1
Filing No. 3-2010-011163

Bogota, D. C. May 20, 2010

TO THE ATTENTION OF:	Dra. Maria Patricia Moreno Moyano, Deputy Director of External Indebtedness of the Nation of the General Directorate of Public Credit and National Treasury

FROM:	Technical Secretary - Inter-Parliamentary Commission of Public Credit

SUBJECT:	Certificate of the Inter-Parliamentary Commission of Public Credit - Session held on May 19, 2010

I am enclosing hereto a certificate issued by the Inter-Parliamentary Commission of Public Credit corresponding to the session held on May 19, 2010, during which the following opinion was issued:

Borrower	Lender	Amount	Opinion	Allocation
The Nation—Ministry of Finance and Public Credit	International Capital Markets	Up to an amount of Eight Hundred Million of US Dollars (US $ 800,000,000) or its equivalent in other currencies	Sole	Financing of budgetary appropriations for FY2010 and/or pre-finance budgetary appropriations for FY2011

Yours sincerely,

Signed
Camila Merizalde Arico

Technical Secretary of the Inter-Parliamentary Commission of Public Credit

cc: Doctor Luis Eduardo Arango Varón, Deputy Director of Risk

THE UNDERSIGNED TECHNICAL SECRETARY OF THE HONORABLE INTER-PARLIAMENTARY COMMISSION OF PUBLIC CREDIT

CERTIFIES THAT:

In session held on May 19, 2010, the Inter-Parliamentary Commission of Public Credit has given unanimously its opinion so that the Nation — Ministry of Finance and Public Credit may finance budgetary appropriations for FY2010 and/or pre-finance budgetary appropriations for FY2011 by means of a bond issuance in the international capital markets up to an amount of US $ 800 million or its equivalent in other currencies.

Best regards,

Signed

Camila Merizalde Arico

Technical Secretary

Given in Bogota D. C., as of May 19, 2010

EXHIBIT C

REPUBLIC OF COLOMBIA

MINISTRY OF FINANCE AND PUBLIC CREDIT

RESOLUTION No. 1923 JULY 9, 2010

“Whereby the Nation is authorized to issue, subscribe and place Public External Indebtedness Certificates up to an amount of FIVE HUNDRED MILLION US DOLLARS (US $ 500,000,000), or its equivalent in other currencies, in the international capital markets and other provisions are taken;”

THE MINISTER OF FINANCE AND PUBLIC CREDIT

in use of his legal powers and specially those conferred by Article

19 of Decree 2681 of 1993, and

WHEREAS:

Article 3 of Decree 2681 of 1993 authorizes the state entities to carry out public credit operations among which are comprised, among others, the issuance, subscription and placement of national bond certificates;

Article 10 of Law 533 of 1999 sets forth that are considered as national bond certificates, the bonds and other securities with credit tenor and a period for their redemption, being issued by state entities;

Article 19 of Decree 2681 of 1993 sets forth that the issue and placement of national bond certificates on behalf of the Nation requires an authorization granted by the Ministry of Finance and Public Credit, which is to be granted upon the approval to be given by the National Council of Economic and Social Policies - CONPES- and the opinion of the Inter-parliamentary Commission of Public if it deals with Public External Indebtedness Certificates with a period over a year;

Article 24 of Law 185 of 1995, sets forth that for all purposes provided for in subsection 5 of 2nd Paragraph of Article 41 of Law 80 of 1993, the Inter-Parliamentary Commission of Public Credit shall issue a preliminary opinion allowing to start with relevant procedures for public credit transactions and a final opinion making said transaction become real for the execution of said transactions in each particular case. Form the above are exempted the transactions related to the issuance, subscription and placement of bonds and securities, for which purposes, the Inter-Parliamentary Commission of Public Credit shall render its opinion just for once;

Pursuant to CONPES 3662 Document of May 10, 2010, the National Council of Economic and Social Policies CONPES-rendered its favorable opinion to the Nation to issue bonds or contract public external credit transactions to finance budgetary appropriations for FY2010 and/or to pre-finance budgetary appropriations for FY2011, up to an amount of Eight Hundred Million US Dollars (US $ 800,000,000), or its equivalent in other currencies;

Based on the favorable opinion rendered by the National Council of Economic and Social Policies -NCESP (CONPES)-, mentioned in the previous recital, the Nation has not issued bonds nor carried out transactions related to public external credit;

The Inter-Parliamentary Commission of Public Credit rendered its favorable opinion in its session held on May 19, 2010, so that the Nation - Ministry of Finance and Public Credit - to finance budgetary appropriations for FY2010 and/or to pre-finance budgetary appropriations for FY2011 through a bonds issuance in the international capital markets up to an amount of US $ 800,000,000.00, or its equivalent in other currencies;

Based on the authorization referred to in previous recital, the Nation has not carried out any public external certificates;

In line with provisions of Article 16, letters c) and h) of Law 31 of 1992, through External Resolution N° 3 of April 8, 2009, the Board of Directors of Banco de la República indicated the general financial conditions to which the Nation must be bound to place Public External Indebtedness Certificates in the international capital markets, proceeds of which are intended to finance budgetary appropriations for FY2010;

RESOLVES:

ARTICLE ONE.- To authorize the Nation to Issue, subscribe and place Public External Indebtedness Certificates in the international capital markets up to an amount of FIVE HUNDRED MILLION US DOLLARS (US $ 500,000,000) or its equivalent in other currencies, in the international capital markets intended to finance budgetary appropriations for FY2010;

ARTICLE TWO.- The Public External Indebtedness Certificates being dealt with in previous recital will have the following characteristics, terms and conditions:

Maturity:	Over two (2) years, depending on the market to be entered.

Interest rate:	Fixed- or variable rate according to market conditions prevailing on the date of placement, subject to the limits determined by the Board of Directors of Banco de la República.

Other charges and fees:	The ones corresponding to this sort of operations

ARTICLE THREE.- The other terms, conditions and characteristics of the debt management transaction authorized hereby will be determined by the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit.

ARTICLE FOUR.- To authorize the Nation to carry out the operations connected to the public credit management transaction described in Article One hereof.

ARTICLE 5.- In line with provisions of Article 7 of Law 488 of 1998, the payment of principal, interest fees and other charges related to the issue authorized hereby, will be tax-exempt from any national taxes, rates, imposts and levies only when such transaction is carried out with people who are non-resident or without legal residence in Colombia.

2

ARTICLE SIX- The Nation - Ministry of Finance and Public Credit must comply to the other relevant regulations, in special those related to External Resolution No. 6 of 2000 of the Board of Directors of the Banco de la República and other concurrent provisions..

ARTICLE SEVEN- This resolution is valid from the date of its publication in the Official Gazette, requisite which is deemed fulfilled with the order given by the Director General of Public Credit, pursuant to provisions of Article 18 of Law 185 of 1995.

LET IT BE ENACTED AND ACCOMPLISHED

Given in Bogota, D. C., as of July 9, 2010

(Signed)

GLORIA INÉS CORTÉS ARANGO

DEPUTY MINISTER OF FINANCE AND PUBLIC CREDIT

IN CHARGE OF THE DUTIES OF THE MINISTER OF FINANCE AND PUBLIC CREDIT’S

OFFICE

Revised by: Camila Merizalde Arico

Drafted by: Cristhian Prado

Department: Deputy Directorate of External Financing of the Nation

3